Exhibit 99.1

           Community Bancorp Inc. Joins the New Russell Microcap Index


    ESCONDIDO, Calif.--(BUSINESS WIRE)--June 27, 2005--Community Bancorp Inc. (NASDAQ:CMBC) joined the new Russell Microcap(TM) Index when Russell Investment Group reconstituted its family of U.S. indexes on June 24, 2005. Russell recently posted a preliminary membership list at www.russell.com/US/Indexes.
    The Russell Microcap Index, which will be comprised of the smallest 1,000 securities in the small-cap Russell 2000(R) Index plus the next 1,000 companies, is based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.
    "We were honored to be included in this prestigious index," stated Michael J. Perdue, President and Chief Executive Officer. "We are pleased that the growth and profitability of the Company has brought us into this index, which should increase our visibility in the marketplace and investor demand for our stock."
    Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.
    Companies slated for the Russell Microcap were ranked as of May 31 by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization which is calculated by multiplying the primary closing price by the available shares.
    Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.
    Community Bancorp is a bank holding company with $708 million in assets as of March 31, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with ten retail banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, (760) 432-1100
             www.comnb.com